As filed with the Securities and Exchange Commission on November 12, 2013

Registration No. 333-184714

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-1 ON FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Capital Bank Financial Corp.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6021	27-0563799
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

121 Alhambra Plaza, Suite 1601

Coral Gables, Florida 33134

(305) 670-0200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher G. Marshall

Chief Financial Officer

121 Alhambra Plaza, Suite 1601

Coral Gables, Florida 33134

(305) 670-0200

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Vincent M. Lichtenberger, Esq. Executive Vice President & General Counsel Capital Bank Financial Corp. 121 Alhambra Plaza, Suite 1601 Coral Gables, Florida 33134 Telephone: (305) 670-0200	David E. Shapiro, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Telephone: (212) 403-1000 Facsimile: (212) 403-2000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated Filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On November 2, 2012, Capital Bank Financial Corp. (the “Company”) filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form S-1 (Registration No. 333-184714) (as amended, the “Registration Statement” or the “Form S-1”). The Registration Statement was declared effective by the SEC on November 13, 2012 to register for resale by the selling stockholders identified in the prospectus an aggregate of 30,201,385 shares of our Class A common stock, par value $0.01 per share (“Common Stock”), acquired by the selling stockholders in connection with our December 2009 and July 2010 private placements or in transactions since that time that were exempt from the registration or that are issuable upon conversion of our Class B non-voting common stock. This Post-Effective Amendment No. 1 to Form S-1 on Form S-3 is being filed by the registrant to convert the Form S-1 into a registration statement on Form S-3 and to update the Form S-1 pursuant to Section 10(a)(3) of the Securities Act to include the audited financial statements and the notes thereto for the fiscal year ended December 31, 2012, and contains an updated prospectus relating to the offering and sale of the shares that were registered for resale on the Form S-1 and continue to be entitled to registration rights.

No additional securities are being registered under this Post-Effective Amendment No. 1. All filing fees payable in connection with the registration of the shares of the Common Stock covered by the Registration Statement were paid by the Company at the time of the initial filing of the Form S-1.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion.

Dated November 12, 2013.

PROSPECTUS

27,541,629 Shares

Class A Common Stock

This prospectus relates to the offering of up to 27,541,629 of our Class A common stock by the selling stockholders identified in this prospectus. The shares of Class A common stock offered by this prospectus were acquired by the selling stockholders in connection with our December 2009 and July 2010 private placements or in transactions since that time that were exempt from the registration or are issuable upon conversion of our Class B non-voting common stock. We are registering the offer and sale of the shares of Class A common stock to satisfy registration rights we have granted.

We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of common stock by the selling stockholders. The shares of common stock to which this prospectus relates may be offered and sold from time to time directly from the selling stockholders or alternatively through underwriters or broker-dealers or agents. The shares of common stock may be sold in one or more transactions, at fixed prices, at prevailing market prices at the time of sale or at negotiated prices. Please read “Plan of Distribution.”

Our Class A common stock is traded on the Nasdaq Global Select Market under the symbol “CBF.” On November 11, 2013, the last reported selling price of our Class A common stock on the Nasdaq Global Select Market was $22.47 per share.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

See “Risk Factors” beginning on page 4 to read about factors you should consider before making an investment decision to purchase our Class A common stock.

The shares of our Class A common stock that you purchase in this offering will not be savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2013

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ABOUT THIS PROSPECTUS

Neither we nor the selling stockholders have authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the selling stockholders take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Accordingly, these statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described under the caption “Risk Factors” and elsewhere in this prospectus and in the “Risk Factors” section of our latest Annual Report on Form 10-K incorporated by reference into this prospectus.

Any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. The inclusion of this forward-looking information should not be regarded as a representation by us, the selling stockholders or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements including, but not limited to, statements regarding:

•	changes in general economic and financial market conditions;

•	changes in the regulatory environment;

•	economic conditions generally and in the financial services industry;

•	changes in the economy affecting real estate values;

•	our ability to achieve loan and deposit growth;

•	the completion of our pending and future acquisitions or business combinations and our ability to integrate the acquired business into our business model;

•	projected population and income growth in our targeted market areas; and

•	volatility and direction of market interest rates and a weakening of the economy which could materially impact credit quality trends and the ability to generate loans.

All forward-looking statements are necessarily only estimates of future results, and actual results may differ materially from expectations. You are, therefore, cautioned not to place undue reliance on such statements which should be read in conjunction with the other cautionary statements that are included elsewhere in this prospectus. In particular, you should consider the numerous risks described in the “Risk Factors” section of this prospectus and in the “Risk Factors” section of our latest Annual Report on Form 10-K incorporated by reference into this prospectus. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. You should, however, review the risk factors we describe in the reports we will file from time to time with the SEC after the date of this prospectus.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before making an investment decision to purchase Class A common stock in this offering. You should read the entire prospectus carefully, including the section entitled “Risk Factors,” before making an investment decision to purchase our Class A common stock. Unless we state otherwise or the context otherwise requires, references in this prospectus to “we,” “our,” “us,” “CBF,” and the “Company” refer to Capital Bank Financial Corp., a Delaware corporation and its consolidated subsidiaries.

Company Overview

We are a bank holding company incorporated in late 2009 with the goal of creating a regional banking franchise in the southeastern region of the United States through organic growth and acquisitions of other banks, including failed, underperforming and undercapitalized banks. We have raised approximately $1.0 billion to make acquisitions through a series of private placements and an initial public offering of our common stock. Since inception, we have acquired seven depository institutions, including the assets and certain deposits of the three failed banks from the FDIC. We operate 162 branches in Florida, North Carolina, South Carolina, Tennessee and Virginia. Through our branches, we offer a wide range of commercial and consumer loans and deposits, as well as ancillary financial services.

We were founded by a group of experienced bankers with a multi-decade record of leading, operating, acquiring and integrating financial institutions. Our executive management team is led by our Chief Executive Officer, R. Eugene Taylor. Mr. Taylor is the former Vice Chairman of Bank of America Corp., where his career spanned 38 years, including tenure as President of the Consumer and Commercial Bank. He also has extensive experience executing and overseeing bank acquisitions, including NationsBank Corp.’s acquisition and integration of Bank of America, Maryland National Bank and Barnett Banks, Inc. Our Chief Financial Officer, Christopher G. Marshall, has over 30 years of financial and managerial experience, including service as the Chief Financial Officer of Fifth Third Bancorp and as the Chief Operations Executive for Bank of America’s Global Consumer and Small Business Bank. Our Chief Risk Officer, R. Bruce Singletary, has over 32 years of experience, including 19 years of experience managing credit risk. He has served as Head of Credit for NationsBank Corp. for the Mid-Atlantic region and as Senior Risk Manager for commercial banking for Bank of America’s Florida Bank. Kenneth A. Posner serves as our Chief of Investment Analytics and Investor Relations Executive spent 13 years as an equity research analyst at Morgan Stanley focusing on a wide range of financial services firms.

Our business strategy is to build a mid-sized regional bank by operating, integrating and growing our existing operations as well as to acquire other banks, including failed, underperforming and undercapitalized banks and other complementary assets. We believe recent and continuing dislocations in the southeastern U.S. banking industry have created an opportunity for us to create a mid-sized regional bank that will be able to realize greater economies of scale compared to smaller community banks while still providing more personalized, local service than larger-sized banks.

Additional Information

Our principal executive offices are located at 121 Alhambra Plaza, Suite 1601, Coral Gables, Florida 33134 and our telephone number is (305) 670-0200. Our internet address is www.capitalbank-us.com. Information on, or accessible through, our web site is not part of this prospectus.

THE OFFERING

Class A common stock offered by the selling stockholders	27,541,629 shares of Class A common stock (including 19,069,961 shares of Class B non-voting common stock, all of which will be converted to Class A common stock when sold in this offering).

Use of proceeds	We will not receive any proceeds from the sale of shares of our Class A common stock by the selling stockholders in this offering.

Conversion rights	Class B non-voting common stock is not convertible in the hands of the initial holder. A transferee unaffiliated with the initial holder that receives Class B non-voting common stock subsequent to a transfer permitted by our certificate of incorporation may elect to convert each share of Class B non-voting common stock into one share of Class A common stock. Any shares of Class B non-voting common stock sold by the selling stockholders in this offering will convert into shares of Class A common stock at the time of transfer.

Regulatory ownership restrictions	We are a bank holding company. A holder of shares of common stock (or group of holders acting in concert) that directly or indirectly owns, controls or has the power to vote 10% or more of any class of our voting securities (more than 5% if the holder is a bank holding company) or is otherwise deemed to “control” us under applicable regulatory standards, may be subject to restrictions and notice or approval requirements.

Dividend policy	We have never paid cash dividends to holders of our common stock. We do not expect to declare or pay any cash or other dividends on our common stock in the foreseeable future after the completion of this offering.

Listing	Our Class A common stock trades on the Nasdaq Global Select Market under the trading symbol “CBF.”

Risk Factors	You should read carefully the information set forth under “Risk Factors” herein for a discussion of factors that you should consider before deciding to invest in our Class A common stock.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risks and uncertainties described below and the other information contained in or incorporated by reference in this prospectus, including our consolidated financial statements and the related notes and the information contained in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 and any risks described in our other filings with the SEC, pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act , before making a decision to invest in our Securities. If any of these risks, or any other risk not currently known to us or that we currently deem immaterial, should actually occur, our business, financial condition, and results of operations could be materially adversely affected. As a result, the market price of our Class A common stock could decline, and you may lose part or all of your investment.

Risks Relating to Our Class A Common Stock

We could issue additional common stock, which might dilute the book value of our common stock and reduce your influence over matters on which stockholders vote.

Our Board of Directors has the authority, without action or vote of our stockholders, to issue all or any part of our authorized but unissued shares of common stock, including shares that may be issued to satisfy our obligations under our incentive plans, shares of our authorized but unissued preferred stock and securities and instruments that are convertible into our common stock. Such stock issuances could be made at a price that reflects a discount or a premium from the then-current trading price of our common stock and might dilute the book value of our common stock. In addition, issuances of common stock or voting preferred stock would reduce your influence over matters on which our stockholders vote and, in the case of issuances of preferred stock, likely would result in your interest in us being subject to the prior rights of holders of that preferred stock.

The market price of our Class A common stock could decline due to the large number of outstanding shares of our common stock eligible for future sale.

Sales of substantial amounts of our Class A common stock in the public market following the date of this document, or the perception that these sales could occur, could cause the market price of our Class A common stock to decline. These sales could also make it more difficult for us to sell equity or equity-related securities in the future, at a time and place that we deem appropriate.

As of October 31, 2013, we had 32,432,736 shares of Class A common stock and 19,681,637 shares of Class B non-voting common stock issued and outstanding. All of these shares are either being registered for resale in this offering or are otherwise freely tradable.

In addition, we filed registration statements on Form S-8 under the Securities Act to register an aggregate of approximately 2.6 million shares of Class A common stock for issuance under our 2013 Omnibus Compensation Plan and 4.5 million shares of Class A common stock for issuance under our 2010 Equity Incentive Plan. We may issue all of these shares without any action or approval by our stockholders, and these shares, once issued (including upon exercise of outstanding options), will be available for sale into the public market, subject to restrictions, if applicable, for holders who are “affiliates” (as that term is defined in Rule 144 under the Securities Act).

If shares of Class B non-voting common stock are converted into shares of Class A common stock, your voting power will be diluted.

Generally, holders of Class B non-voting common stock have no voting power and have no right to participate in any meeting of stockholders or to have notice thereof. However, holders of Class B non-voting common stock that are converted into Class A common stock will have all the voting rights of the other holders of Class A common stock. Class B non-voting common stock is not convertible in the hands of the initial holder. However, a transferee unaffiliated with the initial holder that receives Class B non-voting common stock subsequent to transfer permitted by our certificate of incorporation may elect to convert each share of Class B non-voting common stock into one share of Class A common stock. Upon conversion of any Class B non-voting common stock, your voting power will be diluted in proportion to the decrease in your ownership of the total outstanding Class A common stock.

The market price of our Class A common stock may be volatile, which could cause the value of an investment in our Class A common stock to decline.

The market price of our Class A common stock may fluctuate substantially due to a variety of factors, many of which are beyond our control, including:

•	general market conditions;

•	domestic and international economic factors unrelated to our performance;

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in or failure to meet publicly disclosed expectations as to our future financial performance;

•	downgrades in securities analysts’ estimates of our financial performance or lack of research and reports by industry analysts;

•	changes in market valuations or earnings of similar companies;

•	any future sales of our common stock or other securities; and

•	additions or departures of key personnel.

The stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of particular companies. These types of broad market fluctuations may adversely affect the trading price of our Class A common stock. In the past, stockholders have sometimes instituted securities class action litigation against companies following periods of volatility in the market price of their securities. Any similar litigation against us could result in substantial costs, divert management’s attention and resources and harm our business or results of operations. For example, we are currently operating in, and have benefited from, a protracted period of historically low interest rates that will not be sustained indefinitely, and future fluctuations in interest rates could cause an increase in volatility of the market price of our Class A common stock.

We do not currently intend to pay dividends on shares of our common stock in the foreseeable future and our ability to pay dividends will be subject to restrictions under applicable banking laws and regulations.

We do not currently intend to pay cash dividends on our common stock in the foreseeable future. The payment of cash dividends in the future will be dependent upon various factors, including our earnings, if any, cash balances, capital requirements and general financial condition. The payment of any dividends will be within the discretion of our then-existing Board of Directors. It is the present intention of our Board of Directors to retain all earnings, if any, for use in our business operations in the foreseeable future and, accordingly, our Board of Directors does not currently anticipate declaring any dividends. Because we do not expect to pay cash dividends on our common stock for some time, any gains on an investment in our Class A common stock will be limited to the appreciation, if any, of the market value of our Class A common stock.

Banks and bank holding companies are subject to certain regulatory restrictions on the payment of cash dividends. Federal bank regulatory agencies have the authority to prohibit bank holding companies from engaging in unsafe or unsound practices in conducting their business. The payment of dividends by us depending on our financial condition could be deemed an unsafe or unsound practice. Our ability to pay dividends will directly depend on the ability of our subsidiary bank to pay dividends to us, which in turn will be restricted by the requirement that it maintains an adequate level of capital in accordance with requirements of its regulators and, in the future, can be expected to be further influenced by regulatory policies and capital guidelines. In addition, on August 24, 2010, Capital Bank entered into the OCC Operating Agreement, which in certain circumstances will restrict Capital Bank’s ability to pay dividends to us, to make changes to its capital structure and to make certain other business decisions.

Certain provisions of our certificate of incorporation and the loss sharing agreements may have anti-takeover effects, which could limit the price investors might be willing to pay in the future for our common stock and could entrench management. In addition, Delaware law may inhibit takeovers of us and could limit our ability to engage in certain strategic transactions our Board of Directors believes would be in the best interests of stockholders.

Our certificate of incorporation contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include the ability of our Board of Directors to designate the terms of and issue new series of preferred stock, which may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities, including our Class A common stock.

Our loss sharing agreements with the FDIC require that we receive prior FDIC consent, which may be withheld by the FDIC in its sole discretion, prior to us or our stockholders engaging in certain transactions. If any such transaction is completed without prior FDIC consent, the FDIC would have the right to discontinue the relevant loss sharing arrangement. Among other things, prior FDIC consent is required for (1) a merger or consolidation of us or our bank subsidiary with or into another company if our stockholders will own less than 66.66% of the combined company, (2) the sale of all or substantially all of the assets of any of our bank subsidiary and (3) a sale of shares by a stockholder, or a group of related stockholders, that will effect a change in control of Capital Bank, as determined by the FDIC with reference to the standards set forth in the Change in Bank Control Act (generally, the acquisition of between 10% and 25% of any class of our voting securities where the presumption of control is not rebutted, or the acquisition by any person, acting directly or indirectly or through or in concert with one or more persons, of 25% or more of any class of our voting securities). If we or any stockholder desired to enter into any such transaction, the FDIC may not grant its consent in a timely manner, without conditions, or at all. If one of these transactions were to occur without prior FDIC consent and the FDIC withdrew its loss share protection, there could be a material adverse effect on our financial condition, results of operations and cash flows. In addition, statutes, regulations and policies that govern bank holding companies, including the BHCA, may restrict our ability to enter into certain transactions.

We are also subject to anti-takeover provisions under Delaware law. We have not opted out of Section 203 of the Delaware General Corporation Law (which we refer to as the “DGCL”), which, subject to certain exceptions, prohibits a public Delaware corporation from engaging in a business combination (as defined in such section) with an “interested stockholder” (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of such corporation or any person affiliated with such person) for a period of three years following the time that such stockholder became an interested stockholder, unless (1) prior to such time the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) the voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (3) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our Class A common stock in this offering by the selling stockholders. See “Selling Stockholders.”

DESCRIPTION OF CAPITAL STOCK

The following descriptions include summaries of the material terms of our amended and restated certificate of incorporation and bylaws. Reference is made to the more detailed provisions of the amended and restated certificate of incorporation and bylaws, copies of which are included as exhibits to the registration statement of which this prospectus is a part, and applicable law.

General

Our certificate of incorporation authorizes us to issue 200,000,000 shares of Class A common stock, $0.01 par value per share, 200,000,000 shares of Class B non-voting common stock, $0.01 par value per share and 50,000,000 shares of preferred stock, $0.01 par value per share. As of October 31, 2013, 32,432,736 shares of Class A common stock and 19,681,637 shares of Class B non-voting common stock were outstanding. No shares of preferred stock are currently outstanding.

Common Stock

Class A Common Stock and Class B Non-voting Common Stock

Our certificate of incorporation provides that, except with respect to voting rights and conversion rights and certain transfer restrictions applicable to the Class B non-voting common stock, the Class A common stock and Class B non-voting common stock will have identical rights, powers, preferences and privileges.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Class A common stock possess all voting power for the election of our directors and all other matters requiring stockholder action, except with respect to amendments to our certificate of incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment and would significantly and adversely affect the rights of the Class B non-voting common stock as described below. Holders of Class A common stock are entitled to one vote per share on matters to be voted on by stockholders. Holders of Class B non-voting common stock have no voting power and have no right to participate in any meeting of stockholders or to have notice thereof, except as required by applicable law and except that any action that would significantly and adversely affect the rights of the Class B non-voting common stock with respect to the modification of the terms of the securities or dissolution will require the approval of the Class B non-voting common stock voting separately as a class. Except as otherwise provided by law, our certificate of incorporation or our bylaws or in respect of the election of directors, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of an election of directors, where a quorum is present a plurality of the votes cast shall be sufficient to elect each director.

Conversion and Transfer of Class B Non-voting Common Stock

Class B non-voting common stock is not convertible in the hands of the initial holder. A transferee unaffiliated with the initial holder that receives Class B non-voting common stock subsequent to one of the permitted transfers mentioned below may elect to convert each share of Class B non-voting common stock into one share of Class A common stock. Class B non-voting common stock is transferable only: (1) to an affiliate of a holder of our common stock or to us; (2) in a widely dispersed public offering; (3) in a private sale in which no purchaser (or group of associated purchasers) would acquire Class A common stock and/or Class B non-voting common stock in an amount that, after the conversion of such Class B non-voting common stock into Class A common stock, is (or represents) 2% or more of a class of our voting securities; or (4) to a purchaser that would control a majority of our voting securities notwithstanding such transfer. In the case of shares of Class B non-voting common stock that are intended to be sold by a holder thereof in an offering under an effective registration statement filed by us with the SEC, the participation in the offering by the transferee of such shares will serve as such transferee’s notice to us to elect to convert its Class B non-voting common stock, and the transferee shall receive shares of Class A common stock in such transfer. Therefore, any shares of Class B non-voting common stock sold by the selling stockholders in this offering will convert into shares of Class A common stock at the time of transfer.

Dividends

Holders of Class A common stock and Class B non-voting common stock will be equally entitled to receive such dividends, if any, as may be declared from time to time by our Board of Directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on Class A common stock or Class B non-voting common stock unless the shares of Class A common stock and Class B non-voting common stock at the time outstanding are treated equally and identically, provided that, in the event of a dividend of common stock, shares of Class B non-voting common stock shall only be entitled to receive shares of Class B non-voting common stock and shares of Class A common stock shall only be entitled to receive shares of Class A common stock.

Liquidation Distribution

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the Class A common stock and Class B non-voting common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to holders of our common stock, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Our stockholders have no conversion, preemptive or other subscription rights (other than the right of holders of shares of Class B non-voting common stock to convert such shares into shares of Class A common stock as described in Conversion of Class B non-voting common stock above) and there are no sinking fund or redemption provisions applicable to our common stock.

Preferred Stock

Our certificate of incorporation authorizes our Board of Directors to issue and to designate the terms of one or more new classes or series of preferred stock. The rights with respect to a class or series of preferred stock may be greater than the rights attached to our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until our Board of Directors determines the specific rights attached to that class or series of preferred stock.

Certain Anti-Takeover Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

Special Meeting of Stockholders

Our bylaws provide that special meetings of our stockholders may be called only by the Chairman of the Board of Directors, by our Chief Executive Officer or by a majority vote of our entire Board of Directors.

No Action by Written Consent

The DGCL permits stockholder action by written consent unless otherwise provided by a corporation’s certificate of incorporation. Our certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock with respect to such series of preferred stock, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of our stockholders and may not be effected by any consent in writing by such stockholders.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting in the election of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be delivered to our principal executive offices not less than 90 days nor more than 120 days prior to the meeting. For the first annual meeting of stockholders after the closing of this offering, a stockholder’s notice shall be timely if delivered to our principal executive offices not later than the 90th day prior to the scheduled date of the annual meeting of stockholders or the tenth day following the day on which a public announcement of the date of our annual meeting of stockholders is first made by us. Our bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Stockholder-Initiated Bylaw Amendments

Our bylaws may be adopted, amended, altered or repealed by stockholders only upon approval of at least two-thirds of the voting power of all the then outstanding shares of the Class A common stock. Additionally, our certificate of incorporation provides that our bylaws may be amended, altered or repealed by the Board of Directors by a majority vote.

Authorized but Unissued Shares

Our authorized but unissued shares of Class A common stock, Class B non-voting common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Section 203 of the Delaware General Corporation Law

We have not opted out of Section 203 of the DGCL. Subject to certain exceptions, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a business combination (as defined in such section) with an “interested stockholder” (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of such corporation or any person affiliated with such person) for a period of three years following the time that such stockholder became an interested stockholder, unless: (1) prior to such time the Board of Directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock of such corporation outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by persons who are directors and also officers of such corporation and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (3) on or subsequent to such time the business combination is approved by the Board of Directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder.

Limitation on Liability and Indemnification of Directors and Officers

Our certificate of incorporation provides that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, except for breach of their duty of loyalty to us or our stockholders, acts or omissions not in good faith or which include intentional misconduct or knowing violation of law, unlawful payments of dividends, unlawful stock purchases or unlawful redemptions or any transaction from which the director derives an improper personal benefit.

We have entered into indemnification agreements with each of our officers and directors pursuant to which they are indemnified as described above and will be advanced costs and expenses subject to delivery of an undertaking to repay any advanced amounts if it is ultimately determined such officer or director is not entitled to indemnification for such costs and expenses. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Renunciation of Certain Corporate Opportunities

Our certificate of incorporation provides that we renounce any interest or expectancy in certain acquisition opportunities that our officers or directors become aware of in connection with their service to other entities to which they have a fiduciary or contractual obligation.

Listing

Our Class A common stock trades on the Nasdaq Global Select Market under the symbol “CBF.”

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for the common stock.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of shares of Class A common stock (including shares of Class A common stock issuable upon conversion of shares of Class B non-voting common stock) by the selling stockholders. The selling stockholders acquired securities from us in our December 2009 and July 2010 private placements or in a chain of transactions with a purchaser in our December 2009 and July 2010 private placements, each of which transaction was exempt from registration under the Securities Act. We will not receive any proceeds from the resale of shares of Class A common stock by the selling stockholders.

We have been advised that as noted below in the footnotes to the table, some of the selling stockholders are affiliates of broker-dealers. We have been advised that each of such selling stockholders purchased our common stock in the ordinary course of business, not for resale, and that none of these selling stockholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the common stock.

The following table is based on information provided to us by the selling stockholders on or about October 31, 2013 and as of such date, except that the “percentage owned” calculations are based on the outstanding shares of Class A common stock as of October 31, 2013. Because the selling stockholders may sell all, some or none of the shares of Class A common stock, no estimate can be given as to the amount of shares that will be held by the selling stockholders upon termination of this offering.

	Shares of Class A Common Stock Beneficially Owned		Shares of Class B Common Stock Beneficially Owned	Total Shares of Common Stock Beneficially Owned		Total Shares of Common Stock that may be Sold	Total Shares of Common Stock Beneficially Owned if All Shares are Sold
Name of Beneficial Owner	Number		Number	Number	%	Number	%
Executive Officers and Directors:
R. Eugene Taylor	2,323,744	(1)	—	2,323,744	4.34%	2,323,744	*
Christopher G. Marshall	933,569	(2)	—	933,569	1.77%	933,569	*
R. Bruce Singletary	689,473	(3)	—	689,473	1.31%	689,473	*
Kenneth A. Posner	345,853	(4)	—	345,853	*	343,353	*
Richard M. DeMartini(5)	50,000	(6)	—	50,000	*	50,000	*
Peter N. Foss	50,000	(6)	—	50,000	*	50,000	*
William A. Hodges	53,135	(6)	—	53,135	*	50,000	*
Jeffrey E. Kirt(7)	50,000	(6)	—	50,000	*	50,000	*
Mark D. Oken(8)	25,000		—	25,000	*	25,000	*
Martha M. Bachman	78,978	(9)	—	78,978	*	78,978	*
Oscar A. Keller. III	72,375	(10)	—	72,375	*	72,375	*
Charles F. Atkins	26,939	(11)	—	26,939	*	26,939	*
Samuel E. Lynch	491		—	491	*	491	*
Greater than 5% Stockholders:
Crestview Partners II GP, L.P.†(12)	2,896,260	(6)	9,262,688	12,158,948	23.32%	12,158,948	*
Oak Hill Advisors, L.P.(13)	875,851		3,261,354	4,137,205	7.94%	4,137,205	*
Franklin Mutual Advisers, LLC†(14)	987,620		3,403,387	4,391,007	8.43%	3,403,387	1.90%
Other Selling Stockholders:
Taconic Capital Advisors L.P.(15)	282,600		1,258,443	1,541,043	2.96%	1,258,443	*
Investure Global Equity Fund, LP – All Asset Series (16)	988,133		1,161,867	2,150,000	4.13%	1,161,867	1.90%
Financial Stocks Capital Partners V L.P.(17)	698,256		437,894	1,136,150	2.18%	437,894	1.34%
Davidson Kempner Capital Management LLC (18)	731,360		284,328	1,015,688	1.95%	284,328	1.40%

*	Represents less than 1% beneficial ownership.
†	Affiliate of broker dealer.
(1)	Includes 638,379 shares of restricted stock subject to performance vesting. Includes 1,460,595 stock options that are currently exercisable or are exercisable within 60 days of October 31, 2013.
(2)	Includes 269,197 shares of restricted stock subject to performance vesting. Includes 608,689 stock options that are currently exercisable or are exercisable within 60 days of October 31, 2013.

(3)	Includes 202,173 shares of restricted stock subject to performance vesting. Includes 453,300 stock options that are currently exercisable or are exercisable within 60 days of October 31, 2013.
(4)	Includes 101,637 shares of restricted stock subject to performance vesting. Includes 217,716 stock options that are currently exercisable or are exercisable within 60 days of October 31, 2013.
(5)	Consists of shares owned by Crestview Advisors, L.L.C. which were issued in connection with Mr. DeMartini’s service on our Board of Directors. Mr. DeMartini disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein, if any.
(6)	Includes 25,000 stock options that are currently exercisable or are exercisable within 60 days of October 31, 2013.
(7)	Consists of shares owned by Oak Hill Advisors, L.P. and certain of its affiliated funds which were issued in connection with Mr. Kirt’s service on our Board of Directors. Mr. Kirt disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein, if any.
(8)	Consists of 25,000 stock options that are currently exercisable or are exercisable within 60 days of October 31, 2013.
(9)	Includes 1,662 shares of Class A common stock owned jointly with Ms. Bachman’s spouse, 261 shares of Class A common stock held by Ms. Bachman’s Individual Retirement Account, 88 shares of Class A common Stock held by the Individual Retirement Account of Ms. Bachman’s spouse, 49,864 shares of Class A common stock held by Ms. Bachman’s spouse, 4,945 shares of Class A common stock held by Phil Bachman Honda, 526 shares of Class A common stock held by Honda Morristown, 5,942 shares of Class A common stock held by the estate of John W. Massengill, for which Ms. Bachman serves as the executor, and 3,263 shares of Class A common stock held by Bachman-Bernard Chevrolet-Buick-GMC-Cadillac.
(10)	Includes 2,929 shares of Class A common stock owned jointly with Mr. Keller’s spouse, 3,513 shares of Class A common stock held by Mr. Keller’s spouse, 2,765 shares of Class A common stock held by Mr. Keller’s Individual Retirement Account, 2,543 shares of Class A common stock held by the Individual Retirement Account of Mr. Keller’s spouse, 648 shares of Class A common stock held by Mr. Keller as custodian for four of his children and four of his grandchildren, and 8,129 shares of Class A common stock held by Amos Properties, LLC, which is 25% owned by Mr. Keller and 25% owned by his spouse. Mr. Keller disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein, if any. Includes 473 stock options that are currently exercisable or are exercisable within 60 days of October 31, 2013.
(11)	Includes 6,783 shares of Class A common stock owned by AGA Corporation, which is 19.8% owned by Mr. Atkins, 1,759 shares of Class A common stock owned by AK&K Corporation, which is 25% owned by Mr. Atkins, and 135 shares of Class A common stock owned by Taboys Corporation, which is 100% owned by Mr. Atkins. Mr. Atkins disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein, if any. Includes 270 stock options that are currently exercisable or are exercisable within 60 days of October 31, 2013.
(12)	Consists of shares owned directly by Crestview-NAFH, LLC. Each of Crestview Partners II, L.P., Crestview Partners II (FF), L.P., Crestview Partners II (TE), L.P., Crestview Offshore Holdings II (Cayman), L.P., Crestview Offshore Holdings II (FF Cayman), L.P. and Crestview Offshore Holdings II (892 Cayman), L.P. (collectively, the “Crestview Funds”) is a member of Crestview-NAFH, LLC and may be deemed to be a beneficial owner of such shares. Crestview Partners II GP, L.P. is the general partner of the Crestview Funds and may also be deemed to be a beneficial owner of such shares. Each of the foregoing disclaims beneficial ownership of such shares except to the extent of its pecuniary interest. The amount also includes 886,525 shares of Class A common stock that Crestview-NAFH, LLC purchased in our initial public offering and 25,000 stock options that are currently exercisable or are exercisable within 60 days of October 31, 2013 owned by Crestview Advisors, L.L.C., the investment manager of the Crestview Funds. Crestview Partners II GP, L.P. has voting and investment control over all such shares. Decisions by Crestview Partners II GP, L.P. to vote or dispose of such shares require the approval of a majority of the eight members of its investment committee, which is composed of the following individuals: Barry S. Volpert, Thomas S. Murphy, Jr., Jeffrey A. Marcus, Robert J. Hurst, Richard M. DeMartini, Robert V. Delaney, Jr., Brian Cassidy and Quentin Chu. None of the foregoing persons has the power individually to vote or dispose of any shares. Each of the foregoing individuals disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest. The address of each of the foregoing is c/o Crestview Partners, 667 Madison Avenue, 10th Floor, New York, New York 10021.
(13)

Includes (i) 41,449 shares of Class A common stock and 150,940 shares of Class B non-voting common stock directly owned by Future Fund Board of Guardians, (ii) 5,224 shares of Class A common stock and 19,029 shares of Class B non-voting common stock directly owned by Lerner Enterprises, LLC, (iii) 99,403 shares of Class A common stock and 364,391 shares of Class B non-voting common stock directly owned by Oak Hill Credit Alpha Master Fund, L.P., (iv) 64,960 shares of Class A common stock and 287,928 shares of Class B non-voting common stock directly owned by OHA Structured Products Master Fund B, L.P., (v) 499,461 shares of Class A common stock and 1,818,813 shares of Class B non-voting common stock directly owned by OHA Strategic Credit Master Fund, L.P., (vi) 22,893 shares of Class A common stock and 101,473 shares of Class B non-voting common stock directly owned by OHA Structured Products

Master Fund, L.P., (vii) 142,461 shares of Class A common stock and 518,780 shares of Class B non-voting common stock directly owned by OHA Strategic Credit Master Fund II, L.P., and (viii) 12,500 stock options that are currently exercisable or are exercisable within 60 days of October 31, 2013. Oak Hill Advisors, L.P. (“OHA”) is the investment manager for Future Fund Board of Guardians, Lerner Enterprises, LLC, Oak Hill Credit Alpha Master Fund, L.P., Oak Hill Credit Opportunities Master Fund, Ltd., Oak Hill Credit Opportunities Financing, Ltd., OHA Strategic Credit Master Fund, L.P., OHA Strategic Credit Master Fund II, L.P., OHA Structured Products Master Fund, L.P., OHA Structured Products Master Fund B, L.P., and OHSF II Financing Ltd. (the “Oak Hill Funds”). Glenn R. August and Robert B. Okun have dispositive power and investment control over the shares beneficially owned by each of the Oak Hill Funds. The address of each of these stockholders is c/o Oak Hill Advisors, L.P., 1114 Avenue of the Americas, 27th Floor, New York, New York 10036.
(14)	Includes (i) 866,477 shares of Class A common stock and 2,980,444 shares of Class B non-voting common stock directly owned by Mutual Global Discovery Fund, (ii) 42,649 shares of Class A common stock and 153,021 shares of Class B non-voting common stock directly owned by Mutual Financial Services Fund and (iii) 78,494 shares of Class A common stock and 269,922 shares of Class B non-voting common stock directly owned by Mutual Global Discovery Securities Fund. Mutual Global Discovery Fund, Mutual Financial Services Fund and Mutual Global Discovery Securities Fund (the “FMA Funds”) are investment companies managed by Franklin Mutual Advisers, LLC (“FMA”). Pursuant to investment advisory agreements with each of the FMA Funds, FMA has sole voting and investment power over all the securities owned by the FMA Funds, including the shares of the Company’s common stock. Peter Langerman, President of FMA, exercises dispositive and voting authority over the shares. For purposes of the SEC’s reporting requirements, FMA and Peter Langerman are deemed to be beneficial owner of the Company’s shares; however, FMA and Peter Langerman expressly disclaim beneficial ownership of these shares as FMA and Peter Langerman have no right to any economic benefits in, nor any interest in, dividends or proceeds from the sale of the shares. The address for the FMA Funds is c/o Franklin Mutual Advisers, LLC, 101 John F. Kennedy Parkway, Short Hills, New Jersey 07078.
(15)	Includes 282,600 shares of Class A common stock and 1,258,443 shares of Class B non-voting common stock directly owned by Taconic Opportunity Master Fund L.P., Kenneth D. Brody and Frank P. Brosens have ultimate decision-making authority over the voting and investment decisions of each of the funds. Taconic Capital Advisors L.P. disclaims beneficial ownership of those shares in which it does not have a pecuniary interest. Each of Messrs. Brody and Brosens disclaims beneficial ownership of those shares in which he does not have a pecuniary interest. Each of these funds is managed by Taconic Capital Advisors L.P. The address of each of these stockholders is 450 Park Avenue, 9th Floor, New York, New York 10022.
(16)	Pursuant to an investment management agreement with Investure Global Equity Fund, LP – All Asset Series (“IGEF”), Investure, LLC has sole voting and investment power over all securities owned by IGEF, including the shares of the Company’s common stock. The managing member of Investure, LLC is Alice W. Handy. Investure, LLC and Ms. Handy each disclaim beneficial ownership of these shares, except to the extent of each such person’s pecuniary interest. The address for the stockholder and each person named herein is c/o Investure, LLC, 126 Garrett Street, Suite J, Charlottesville, Virginia 22902.
(17)	Finstocks Capital Management V, LLC (“Finstocks V”) is the general partner of Financial Stocks Capital Partners V L.P. (“FSCP V”). Finstocks V is a subsidiary of Elbrook Holdings, LLC (“Elbrook”), which is a subsidiary of FSI Group, LLC (“FSI”). FSI is controlled by Steven N. Stein and John M. Stein, who have voting and investment power over the shares held by FSCP V. Accordingly, Steven N. Stein and John M. Stein may be deemed the beneficial owners of such shares. Finstocks V, Elbrook, FSI, Steven N. Stein and John M. Stein disclaim beneficial ownership of the securities, except to the extent of their pecuniary interest therein.
(18)	Includes (i) 14,225 shares of Class A common stock and 6,025 shares of Class B non-voting common stock directly owned by M.H. Davidson & Co., (ii) 279,113 shares of Class A common stock and 108,468 shares of Class B non-voting common stock directly owned by Davidson Kempner Institutional Partners, L.P., (iii) 297,666 shares of Class A common stock and 115,810 shares of Class B non-voting common stock directly owned by Davidson Kempner International, Ltd., and (iv) 140,356 shares of Class A common stock and 54,025 shares of Class B non-voting common stock directly owned by Davidson Kempner Partners. The investment manager for each of these stockholders, either directly or through a sub-advisory agreement, is Davidson Kempner Capital Management LLC (“DKCM”), whose managing members are Thomas L. Kempner, Jr., Stephen M. Dowicz, Scott E. Davidson, Timothy I. Levart, Robert J. Brivio, Jr., Eric P. Epstein, Anthony A. Yoseloff, Avram Z. Friedman, Michael Herzog, Conor Bastable, Jogeesvaran Chris Krishanthan, Shulamit Leviant and Morgan Blackwell. Each of Thomas L. Kempner, Jr., Anthony A. Yoseloff, Avram Z. Friedman, Conor Bastable, Jogeesvaran Chris Krishanthan and Morgan Blackwell have voting and investment power with respect to the shares. DKCM disclaims beneficial ownership in those shares in which it does not have a pecuniary interest and each of the above mentioned individuals disclaims beneficial ownership in those shares in which he or she does not have a pecuniary interest. The address for each of these stockholders is c/o Davidson Kempner Capital Management LLC, 65 East 55th Street, 19th Floor, New York, New York 10022.

PLAN OF DISTRIBUTION

We are registering the common stock covered by this prospectus to permit selling stockholders to conduct public secondary trading of these shares from time to time after the date of this prospectus. In connection with our private placements, we entered into a Registration Rights Agreement with the selling stockholders, pursuant to which we agreed to, among other things, bear all expenses, other than brokers’ or underwriters’ discounts and commissions, in connection with the registration and sale of the common stock covered by this prospectus. We will not receive any of the proceeds of the sale of the common stock offered by this prospectus. The aggregate proceeds to the selling stockholders from the sale of the common stock will be the purchase price of the common stock less any discounts and commissions. Each selling stockholder reserves the right to accept and, together with its agents, to reject, any proposed purchases of common stock to be made directly or through agents.

The common stock offered by this prospectus may be sold from time to time to purchasers:

•	directly by the selling stockholders and their successors, which include their donees, pledgees or transferees or their successors-in-interest, or

•	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or agent’s commissions from the selling stockholders or the purchasers of the common stock. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved, provided that, in compliance with FINRA guidelines, the maximum compensation to any underwriter, broker-dealer or agent in connection with any sale of common stock by a selling stockholder pursuant to this prospectus will not exceed 8% of the total offering price of the common stock by the selling stockholder.

The selling stockholders and any underwriters, broker-dealers or agents who participate in the sale or distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act. The selling stockholders identified as registered broker-dealers in the selling stockholders table above (under “Selling Stockholders”) are deemed to be underwriters. As a result, any profits on the sale of the common stock by such selling stockholders and any discounts, concessions or agent’s commissions or concessions received by any such broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in one or more transactions:

•	on any national securities exchange or quotation on which the common stock may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	in transactions other than on such exchanges or services or in the over-the-counter market;

•	through the writing of options (including the issuance by the selling stockholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	through the settlement of short sales; or

•	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which, in turn, may:

•	engage in short sales of the common stock in the course of hedging their positions;

•	sell the common stock short and deliver the common stock to close out short positions;

•	loan or pledge the common stock to broker-dealers or other financial institutions that in turn may sell the common stock;

•	enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the common stock, which the broker-dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling stockholders.

Our Class A common stock recently began trading on Nasdaq under the trading symbol “CBF.” However, we can give no assurances as to the development of liquidity or any trading market for the common stock.

There can be no assurance that any selling stockholder will sell any or all of the common stock under this prospectus. Further, we cannot assure you that any such selling stockholder will not transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The common stock covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. The common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling stockholders and any other person participating in the sale of the common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the common stock to the public, including the payment of federal securities law and state blue sky registration fees, except that we will not bear any underwriting discounts or commissions or transfer taxes relating to the sale of shares of our common stock.

LEGAL MATTERS

The validity of the Class A common stock and other certain legal matters have been passed upon by Wachtell, Lipton, Rosen & Katz, New York, New York.

EXPERTS

The consolidated financial statements of Capital Bank Financial Corp., formerly known as North American Financial Holdings, Inc., incorporated in this registration statement by reference to Capital Bank Financial Corp.’s Current Report on Form 8-K dated November 8, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of TIB Financial Corp. as of and for the fiscal years ending December 31, 2010 and 2009, all incorporated by reference in this prospectus, have been so incorporated by reference in reliance on the report of Crowe Horwath LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Southern Community Financial Corporation as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, all incorporated by reference in this registration statement, have been so included in reliance on the report of Dixon Hughes Goodman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet website at http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the Class A common stock, including certain exhibits and schedules. You can obtain a copy of the Registration Statement from the SEC at the address listed above or from the SEC’s Internet website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding, in each case, information deemed to be furnished and not filed with the SEC) after the date of this prospectus and prior to the sale of all the shares covered by this prospectus or termination of the offering.

(1)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Commission on March 26, 2013;

(2)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, filed with the Commission on May 8, 2013, August 8, 2013 and November 8, 2013, respectively;

(3)	The Company’s Current Reports on Form 8-K filed with the Commission on January 30, 2013, May 28, 2013, July 22, 2013 and September 25, 2013 and November 8, 2013, and on Form 8-K/A filed with the Commission on July 30, 2013;

(4)	The description of the Company’s Common Stock, set forth in the Company’s Registration Statement on Form S-1 filed June 24, 2011 (Commission File Number 333-175108) and any amendments, reports or other filings filed with the Commission for the purpose of updating that description;

(5)	The TIB Financial Corp. Consolidated Financial Statements as of December 31, 2010 and for the Years Ended December 31, 2010 and 2009, in each case set forth in the Company’s Registration Statement on Form S-1/A filed September 10, 2012 (Commission File Number 333-175108); and

(6)	The Southern Community Financial Corporation Unaudited Consolidated Financial Statements as of and for the Three and Six Months Ended June 30, 2012 and the Southern Community Financial Corporation Consolidated Financial Statements as of December 31, 2011 and 2010 and for the Years Ended December 31, 2011, 2010 and 2009, in each case set forth in the Company’s Registration Statement on Form S-1/A filed September 10, 2012 (Commission File Number 333-175108).

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these documents, including exhibits, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

Capital Bank Financial Corp.

121 Alhambra Plaza, Suite 1601

Coral Gables, Florida

Attention: Secretary

Telephone: (305) 670-0200

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the Class A common stock being registered. All amounts, except the SEC registration fee, are estimates.

SEC registration fee (1)	$72,225.48
Legal, accounting and professional fees and expenses	20,000.00
Miscellaneous	5,000.00

Total	$97,225.48

(1)	Previously paid.

Item 15. Indemnification of Directors and Officers.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation to be in effect upon completion of the offering will provide for such limitation of liability.

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of such person’s service as a director, officer, employee or agent of the corporation, or such person’s service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding; provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit; provided that such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Notwithstanding the preceding sentence, except as otherwise provided in the by-laws, we shall be required to indemnify any such person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by any such person was authorized by the board.

In addition, our amended and restated certificate of incorporation will provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly required to advance certain expenses to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

We have also entered into indemnification agreements with each of our directors and officers. The indemnification agreements provide, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and by-laws against (i) any and all expenses and liabilities, including judgments, fines, penalties, interest and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness, and (iii) any liabilities incurred as a result of acting on behalf of us (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements also provide for, or will provide for, the advancement or payment of expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and by-laws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

(a) Exhibits: The list of exhibits is set forth under “Exhibit Index” at the end of this registration statement and is incorporated herein by reference.

(b) Financial Statement Schedules: None.

Item 17. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Coral Gables, Florida on November 12, 2013.

Capital Bank Financial Corp.

By:	/s/ R. Eugene Taylor
R. Eugene Taylor
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to its registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ R. Eugene Taylor R. Eugene Taylor	Chairman and Chief Executive Officer (Principal Executive Officer)	November 12, 2013

/s/ Christopher G. Marshall Christopher G. Marshall	Chief Financial Officer (Principal Financial and Accounting Officer)	November 12, 2013

* Peter N. Foss	Director	November 12, 2013

* William A. Hodges	Director	November 12, 2013

* Jeffrey E. Kirt	Director	November 12, 2013

* Marc D. Oken	Director	November 12, 2013

* Oscar A. Keller, III	Director	November 12, 2013

* Charles F. Atkins	Director	November 12, 2013

* Martha M. Bachman	Director	November 12, 2013

* Samuel E. Lynch	Director	November 12, 2013

*By:	/s/ Christopher G. Marshall
Christopher G. Marshall
Attorney-in-fact

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

3.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-1/A (File No. 333-175108) filed with the SEC on April 25, 2012)

3.2	Amended and Restated By-Laws (incorporated by reference to Exhibit 3.2 to our Registration Statement on Form S-1/A (File No. 333-175108) filed with the SEC on September 10, 2012)

4.1	Specimen Class A common stock certificate (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-1/A (File No. 333-175108) filed with the SEC on April 25, 2012)

5.1*	Opinion of Wachtell, Lipton, Rosen & Katz.

23.1**	Consent of PricewaterhouseCoopers LLP.

23.2**	Consent of Crowe Horwath LLP.

23.3**	Consent of Dixon Hughes Goodman LLP.

23.4*	Consent of Wachtell, Lipton, Rosen & Katz (Included in Exhibit 5.1).

24.1*	Power of Attorney.

*	Previously filed
**	Filed herewith